UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
HENRY SCHEIN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2006
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
VOTING OF PROXIES AND OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2006
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the “Company”), to be held at 9:00 a.m., on Thursday, May 18, 2006 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747.
      The Annual Meeting will be held for the following purposes:

1.	To consider the election of 13 directors of the Company for terms expiring in 2007.

2.	To consider the ratification of the selection of BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Only stockholders of record at the close of business on April 7, 2006 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
      You may vote in person or by proxy. You may cast your vote by signing and dating the enclosed proxy exactly as your name appears thereon and promptly returning it in the envelope provided, which requires no postage if mailed in the United States. You also have the option to vote by proxy via the Internet or toll-free touch-tone telephone.
      Instructions to vote via the Internet or by telephone are listed on your proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a stockholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Standard Time on May 17, 2006.
      You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares that are entitled to vote and are represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.
      Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for Henry Schein’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN
Chairman and Chief Executive Officer
Melville, New York
April 13, 2006

HENRY SCHEIN, INC.
135 DURYEA ROAD
MELVILLE, NEW YORK 11747

PROXY STATEMENT

       The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on April 7, 2006 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 88,261,837 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this Proxy Statement and the enclosed form of proxy are being mailed to stockholders of record of the Company on or about April 13, 2006. A copy of our 2006 Annual Report to Stockholders is being mailed with this Proxy Statement, but is not incorporated herein by reference.
      The presence, in person or by proxy, of the holders of a majority of the shares eligible to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
      Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), which is by plurality vote.
      Abstentions will, in effect, be votes against the ratification of the selection of the independent registered public accounting firm (Proposal 2), as this item requires the affirmative vote of a majority of the shares present and eligible to vote on such items. Broker non-votes will not be considered votes cast on Proposal 2 and the shares represented by broker non-votes with respect to this proposal will be considered present but not eligible to vote on this proposal.
      We will pay the expense of this proxy solicitation. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or employees without additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.
      The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, by executing a subsequent proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

PROPOSAL 1
ELECTION OF DIRECTORS
      The Board of Directors has approved the thirteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified. Directors will be elected by plurality vote. The enclosed proxy, if executed and returned, will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authority with respect to one or more of such persons. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2005 Annual Meeting. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information concerning the nominees:

Name	Age	Position

Barry J. Alperin	65	Director
Gerald A. Benjamin	53	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	56	Chairman, Chief Executive Officer, Director
James P. Breslawski	52	President, Chief Operating Officer, Director
Paul Brons	65	Director
Dr. Margaret A. Hamburg	51	Director
Donald J. Kabat	70	Director
Philip A. Laskawy	65	Director
Norman S. Matthews	73	Director
Mark E. Mlotek	50	Executive Vice President, Corporate Business Development, Director
Steven Paladino	49	Executive Vice President, Chief Financial Officer, Director
Marvin H. Schein	64	Director
Dr. Louis W. Sullivan	73	Director
      BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, a private consultant since 1995, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro, Inc. from 1985 through 1989. Mr. Alperin served as a director of Seaman Furniture Company, Inc. from 1992 to 2001. He currently serves as a director of K’NEX Industries, Inc., The Hain Celestial Group, Inc. and K-Sea Transportation Partners L.P.
      GERALD A. BENJAMIN has been our Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. Prior to holding his current position, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction since 1993. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining us in 1988, Mr. Benjamin was employed for 13 years in various management positions at Estée Lauder, Inc., where his last position was Director of Materials Planning and Control.
      STANLEY M. BERGMAN has been our Chairman and Chief Executive Officer since 1989 and a director since 1982. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman is a certified public accountant.
      JAMES P. BRESLAWSKI has been our President and Chief Operating Officer of the Company since May 2005 and a director since 1992. Mr. Breslawski held the position of Executive Vice President and

President of U.S. Dental from 1990 to April 2005, with primary responsibility for the U.S. Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.
      PAUL BRONS has been a director since April 2005. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro. Both Organon and Chefaro operated within the Akzo Nobel group.
      DR. MARGARET A. HAMBURG has been a director since 2003. Since 2005, Dr. Hamburg has served as Senior Scientist for the Nuclear Threat Initiative where she served as Vice President of Biological Programs from 2001 to 2004. From 1997 to 2001, Dr. Hamburg served as the Assistant Secretary for Planning and Evaluation, U.S. Department of Health and Human Services. From 1991 to 1997, Dr. Hamburg served as the Commissioner of Health for the City of New York. From 1988 to 1990, Dr. Hamburg held positions with the National Institute of Allergy & Infectious Diseases at the Office of Disease Prevention and Health Promotion, Office of the Assistant Secretary for Health and the U.S. Department of Health and Human Services.
      DONALD J. KABAT has been a director since 1996. Mr. Kabat is the President of D.J.K. Consulting Services, Inc. and served as Chief Financial Officer of Central Park Skaters, Inc. from 1992 to 1995. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting (now known as Accenture, Ltd.). Mr. Kabat currently serves on the Board of Directors of Phoenix House Development Fund.
      PHILIP A. LASKAWY has been a director since 2002. Mr. Laskawy joined the accounting firm of Ernst & Young LLP in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the Board of Directors of Cap Gemini SA, General Motors Corporation, Loews Corporation and The Progressive Corporation.
      NORMAN S. MATTHEWS has been a director since 2002. Since 1989, Mr. Matthews has worked as an independent consultant and venture capitalist. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of The Progressive Corporation and Finlay Fine Jewelry Corporation.
      MARK E. MLOTEK has been Executive Vice President of the Corporate Business Development Group since 2004 and was Senior Vice President of the Corporate Business Development Group from 2000 to 2004. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999 and became a director in 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, counsel to the Company, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 to 1994.
      STEVEN PALADINO has been our Executive Vice President and Chief Financial Officer since 2000. Prior to holding his current position, Mr. Paladino was Senior Vice President and Chief Financial Officer from 1993 to 2000 and has been a director since 1992. From 1990 to 1992, Mr. Paladino served as Vice President and Treasurer and from 1987 to 1990 served as Corporate Controller. Before joining the Company, Mr. Paladino was employed as a public accountant for seven years, most recently with the international accounting firm of BDO Seidman. Mr. Paladino is a certified public accountant.
      MARVIN H. SCHEIN has been a director since 1994 and has provided consulting services to us since 1982. Mr. Schein founded Schein Dental Equipment Corp. Prior to founding Schein Dental Equipment Corp., Mr. Schein held various management and executive positions with us.
      DR. LOUIS W. SULLIVAN has been a director since 2003. Since 2002, Dr. Sullivan has been President Emeritus of Morehouse School of Medicine in Atlanta, Georgia. From 1993 to 2002, Dr. Sullivan was President of Morehouse School of Medicine. From 1989 to 1993, Dr. Sullivan served as U.S. Secretary of

Health and Human Services. Dr. Sullivan currently serves on the Board of Directors of 3M Company, CIGNA Corporation, Bristol-Myers Squibb Company, United Therapeutics Corporation, BioSante Pharmaceuticals, Inc. and Inhibitex, Inc. Dr. Sullivan has committed to reduce the number of public company boards on which he serves to six or fewer by the end of May 2006.
      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED NOMINEES FOR DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTORS.
CORPORATE GOVERNANCE
Board of Directors Meetings and Committees
      During the fiscal year ended December 31, 2005 (“fiscal 2005”), the Board of Directors held seven meetings. The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Kabat, Laskawy, and Matthews, and Drs. Sullivan and Hamburg are “independent,” as defined under Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Strategic Advisory Committee. During fiscal 2005, the Audit Committee held four meetings, the Compensation Committee held eight meetings, the Nominating and Governance Committee held two meetings and the Strategic Advisory Committee held four meetings. During fiscal 2005, each director, other than Marvin Schein (who attended five of seven, or 71% of Board of Director meetings), attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.
      Independent directors, as defined under Nasdaq’s Rule 4200, meet at regularly scheduled executive sessions without members of management present.

Audit Committee
      The Audit Committee currently consists of Messrs. Alperin, Kabat and Laskawy. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rule 4200. The Board of Directors has determined that each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of Rule 4350 of the Nasdaq.
      The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Additionally, the Audit Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact our financial reporting. The Audit Committee meets at least four times each year and periodically meets separately with our management, internal auditor and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions. We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established. The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

Compensation Committee
      The Compensation Committee currently consists of Messrs. Alperin, Kabat and Matthews. Generally, the Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans, including, without limitation, stock option, restricted stock and restricted unit plans in which officers or employees may participate, (ii) the Company’s ERISA and other employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for approving and evaluating the Company’s compensation and benefit plans, policies and programs. All of the members of the Compensation Committee are independent directors as defined under Nasdaq’s Rule 4200, “non-employee” directors as defined under the SEC’s rules and “outside” directors as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”). The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.

Nominating and Governance Committee
      The Nominating and Governance Committee currently consists of Messrs. Alperin, Laskawy and Sullivan. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors and management. In addition, the Nominating and Governance Committee reviews and reassesses our corporate governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 4200. The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
      The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Certificate of Incorporation for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.
      In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•	the knowledge, skills, reputation and experience of nominees, including experience in business or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company; and

•	experience with accounting rules and practices, and corporate governance principles.
      The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders.

      The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria.
      With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the Board of Director’s performance as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees performs a similar annual self-evaluation.

Strategic Advisory Committee
      The Strategic Advisory Committee currently consists of Messrs. Brons, Laskawy, Matthews and Drs. Sullivan and Hamburg. The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning. All of the members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 4200. The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption.
Stockholder Communications
      Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Nominating and Governance Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.
      Our policy is to encourage our Board of Directors members to attend the Annual Meeting of Stockholders, and twelve of our thirteen directors attended the 2005 Annual Meeting of Stockholders.
Corporate Governance Guidelines
      The Board of Directors has adopted Corporate Governance Guidelines, a copy of which are available on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors composition, (iv) definition of independence, (v) committees, (vi) selection of Board of Directors nominees, (vii) orientation and continuing education of directors, (viii) executive session of independent directors, (ix) management development and succession planning, (x) Board of Directors compensation, (xi) attendance of directors at Annual Meeting, (xii) Board of Directors access to management and independent advisors, (xiii) annual evaluation of Board of Directors and Committees, (xiv) submission of director resignations and (xv) communicating with the Board of Directors.
      Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and

Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.
      The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively. Accordingly, directors should not serve on more than five other boards of public companies in addition to our Board of Directors; provided that any director in excess of such limit shall reduce their service to the limit by May 31, 2006.
      Additionally, the Board of Directors believes that, to align the interests of our executive officers and directors with our stockholders, the executive officers and directors should have a financial stake in the Company. In March 2006, the Board of Directors adopted a policy requiring each executive officer to own, no later than three years from the effective date of the policy, equity in the Company equal to a minimum of three times such executive officer’s annual base salary. Each director should own, no later than three years from the effective date of the policy, equity in the Company equal to a minimum of 100% of such director’s annual retainer. Newly appointed executive officers and directors will have three years from the date of their appointment to comply with the stock ownership policy. The Board of Directors will evaluate whether exceptions should be made for any executive officer or director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options, warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such director’s or executive officer’s annual base salary or annual retainer, as the case may be, must be owned by such director or executive officer in the form of shares of common stock. Further, executive officers may only sell up to one-half of the equity value above the ownership requirement.
Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is posted on our Internet website at www.henryschein.com, under the Corporate Information-Corporate Governance caption. We intend to disclose on our website any amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer, Chief Financial Officer or Controller.
Compensation of Directors
      Directors who are employees of the Company receive no compensation for service as directors. In addition, Marvin H. Schein receives no compensation for service as a director but received compensation under his consulting agreement with the Company, as described under the heading “Certain Relationships and Related Transactions.” Directors other than Mr. Schein who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In fiscal 2005, Messrs. Alperin, Brons, Kabat, Laskawy and Matthews and Drs. Hamburg and Sullivan each received a $40,000 annual retainer, an additional $2,000 for each Board of Directors meeting attended and $1,500 for each committee meeting attended and a $5,000 retainer for service as a Committee Chairperson, except for the Audit Committee Chairperson who received a $7,500 retainer. On March 9, 2005, each of Messrs. Alperin, Kabat, Laskawy and Matthews and Drs. Hamburg and Sullivan received options to purchase 15,000 shares of our common stock at an exercise price of $39.43 per share under our 1996 Non-Employee Director Stock Incentive Plan. Additionally, on April 8, 2005, Mr. Brons received options to purchase 15,000 shares of our common stock at an exercise price of $37.45 per share under our 1996 Non-Employee Director Stock Incentive Plan.
      Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan in the form of cash and are deemed to be invested in our common stock in the form of a unit measurement, called a “phantom share.” A phantom share is the equivalent to one share of our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 1996 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 1996 Non-Employee Director Stock Incentive Plan.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table presents certain information regarding beneficial ownership of our common stock as of April 7, 2006 by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer and each of the other four most highly paid executive officers (based on salary and bonus for fiscal 2005) serving as of December 31, 2005 (the “Named Executive Officers”) and (v) all directors and executive officers as a group.

	Shares Beneficially Owned

		Percent of
Names and Addresses(1)	Number	Class

Barry J. Alperin(2)	82,371	*
Gerald A. Benjamin(3)	191,359	*
Stanley M. Bergman(4)	1,308,141	1.5%
James P. Breslawski(5)	411,783	*
Paul Brons(6)	6,371	*
Dr. Margaret A. Hamburg(7)	27,704	*
Donald J. Kabat(8)	75,371	*
Philip A. Laskawy(9)	47,371	*
Norman S. Matthews(10)	67,771	*
Mark E. Mlotek(11)	164,488	*
Steven Paladino(12)	338,583	*
Michael Racioppi(13)	140,679	*
Marvin H. Schein(14)	103,771	*
Dr. Louis W. Sullivan(15)	26,704	*
FMR Corp.(16)	7,143,814	8.1%
Neuberger Berman, Inc.(17)	5,766,326	6.6%
T. Rowe Price Associates, Inc.(18)	6,436,100	7.3%
Directors and Executive Officers as a Group (17 persons)(19)	3,286,063	3.7%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

(2)	Represents (i) 6,121 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock and (ii) outstanding options to purchase 76,250 shares that either are exercisable or will become exercisable within 60 days.

(3)	Represents (i) 18,453 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) outstanding options to purchase 169,919 shares that either are exercisable or will become exercisable within 60 days and (iii) 2,987 shares of the Company held in a 401(k) account.

(4)	Represents (i) 42,168 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) 3,830 shares of the Company held in a 401(k) account, (iii) 1,254,235 shares over which Marion Bergman, Mr. Bergman’s wife, and Lawrence O. Sneag have shared voting and dispositive power as co-trustees of the Stanley M. Bergman Continuing

Trust dated September 15, 1994, (iv) 7,130 shares over which (a) Lawrence O. Sneag has voting and dispositive power as trustee of a trust for the benefit of Mr. Bergman’s son, Paul Bergman, and (b) Mr. Bergman’s sons have shared voting and dispositive power as trustees of a trust for the benefit of the Greenidge family, wherein Mr. Bergman is the grantor and (v) 778 shares held indirectly by Mr. Bergman’s son, Paul Bergman. Of the 1,308,141 shares attributed to Mr. Bergman, he disclaims beneficial ownership with respect to 4,630 shares held in trust by his sons for the benefit of the Greenidge family.

(5)	Represents (i) 186,323 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) outstanding options to purchase 222,375 shares that either are exercisable or will become exercisable within 60 days and (iii) 3,085 shares of the Company held in a 401(k) account.

(6)	Represents (i) 2,621 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock and (ii) outstanding options to purchase 3,750 shares that either are exercisable or will become exercisable within 60 days.

(7)	Represents (i) 3,121 shares owned directly and over which she has sole voting and dispositive power, including restricted common stock and (ii) outstanding options to purchase 24,583 shares that either are exercisable or will become exercisable within 60 days.

(8)	Represents (i) 2,121 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) 2,000 shares over which Mr. Kabat and his wife are co-trustees for the benefit of his wife and (iii) outstanding options to purchase 71,250 shares that either are exercisable or will become exercisable within 60 days.

(9)	Represents (i) 2,121 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) 4,000 shares owned indirectly by Mr. Laskawy’s wife and (iii) outstanding options to purchase 41,250 shares that either are exercisable or will become exercisable within 60 days.

(10)	Represents (i) 12,121 shares owned directly and over which he was sole voting and dispositive power, including restricted common stock, (ii) 9,400 owned shares indirectly by Mr. Matthews’ wife, Peter Banks and Harold Tanner as trustees of a trust for the benefit of Mr. Matthews’ wife and (iii) outstanding options to purchase 46,250 shares that either are exercisable or will become exercisable within 60 days.

(11)	Represents (i) 7,133 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) 800 shares owned by Mr. Mlotek’s children, (iii) options to purchase 154,879 shares that either are exercisable or will become exercisable within 60 days and (iv) 1,676 shares of the Company held in a 401(k) account.

(12)	Represents 19,853 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) outstanding options to purchase 315,750 shares that either are exercisable or will become exercisable within 60 days and (iii) 2,980 shares of the Company held in a 401(k) account.

(13)	Represents 5,570 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock, (ii) outstanding options to purchase 132,375 shares that either are exercisable or will become exercisable within 60 days and (iii) 2,734 shares of the Company held in a 401(k) account.

(14)	Represents (i) 100,000 shares owned directly and over which he has sole voting and dispositive power and (ii) 3,771 shares of the Company held in a 401(k) account.

(15)	Represents (i) 2,621 shares owned directly and over which he has sole voting and dispositive power, including restricted common stock and (ii) outstanding options to purchase 24,083 shares that either are exercisable or will become exercisable within 60 days.

(16)	The principal office of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information regarding the stock holdings of FMR Corp. and its affiliates is based on an amended Schedule 13G filed by FMR Corp. with the SEC on February 14, 2006.

(17)	The principal office of Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158-3698. The foregoing information regarding the stock holdings of Neuberger Berman, Inc. and its affiliates is based on a Schedule 13G filed by Neuberger Berman, Inc. with the SEC on February 14, 2006.

(18)	The principal office of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price Associates and its affiliates is based on amended Schedule 13Gs filed by Price Associates with the SEC on February 14, 2006.

(19)	Includes (i) with respect to all directors and Named Executive Officers, (a) 1,684,569 shares, directly or indirectly, beneficially owned, (b) 21,063 shares of the Company held in 401(k) accounts and (c) options to purchase 1,284,714 shares that either are exercisable or will become exercisable within 60 days; and (ii) with respect to all executive officers that are not Named Executive Officers, (a) 30,888 shares, directly or indirectly, beneficially owned, (b) 302,565 shares of the Company held in 401(k) accounts and (c) options to purchase 6,013 shares that either are exercisable or will become exercisable within 60 days.
Section 16(a) Beneficial Ownership Reporting Compliance
      Our executive officers and directors are required under the Exchange Act to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2005 the executive officers and directors of the Company timely complied with all applicable filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS
Executive Officers
      Our executive officers and their ages and positions as of April 7, 2006 are:

Name	Age	Position

Gerald A. Benjamin	53	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	56	Chairman, Chief Executive Officer, Director
James P. Breslawski	52	President, Chief Operating Officer, Director
Leonard A. David	57	Senior Vice President, Chief Compliance Officer
Stanley Komaroff	71	Senior Advisor
Mark E. Mlotek	50	Executive Vice President, Corporate Business Development, Director
Steven Paladino	49	Executive Vice President, Chief Financial Officer, Director
Michael Racioppi	51	President, Medical Division
Michael Zack	53	President, International Group
      The biographies for Messrs. Bergman, Benjamin, Breslawski, Mlotek and Paladino follow the table listing our directors. Biographies for our other executive officers are:
      LEONARD A. DAVID has been Senior Vice President and Chief Compliance Officer since March 2006. Mr. David held the position of Vice President and Chief Compliance Officer from March 2005 to February 2006. Mr. David held the position of Vice President of Human Resources and Special Counsel from 1995 to February 2005. Mr. David held the office of Vice President, General Counsel and Secretary from 1990 to 1995 and practiced corporate and business law for eight years prior to joining us.
      STANLEY KOMAROFF has been Senior Advisor since 2003. Prior to joining us, Mr. Komaroff was a partner for 35 years in the law firm of Proskauer Rose LLP, counsel to the Company. He served as Chairman of that firm from 1991 to 1999.
      MICHAEL RACIOPPI has been President of the Medical Division since 2000 and Interim President since 1999. Prior to holding his current position, Mr. Racioppi was Vice President since 1994, with primary responsibility for the Medical Division, the marketing and merchandising groups. Mr. Racioppi served as Vice President and as Senior Director, Corporate Merchandising from 1992 to 1994. Before joining us in 1992, Mr. Racioppi was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.
      MICHAEL ZACK has been President of the International Group since March 2006. Mr. Zack held the position of Senior Vice President of the International Group from 1989 to February 2006. Mr. Zack was employed by Polymer Technology (a subsidiary of Bausch & Lomb) as Vice President of International Operations from 1984 to 1989 and by Gruenenthal GmbH as Manager of International Subsidiaries from 1975 to 1984.

Summary Compensation Table
      The following table sets forth information concerning annual and long-term compensation for the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 of the Named Executive Officers.

					Long-Term
					Compensation
					Awards

	Annual Compensation			Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options (#)	($)(2)

Stanley M. Bergman	2005	869,010	1,200,984	173,421	—	68,373
Chairman and Chief Executive	2004	830,000	900,000	71,517	—	62,340
Officer	2003	800,000	1,250,000	62,577	—	58,387
James P. Breslawski	2005	500,000	400,000	21,067	57,500	30,478
President and Chief Operating	2004	397,500	330,000	20,295	50,000	26,539
Officer	2003	383,000	375,000	18,874	50,000	24,528
Steven Paladino	2005	388,961	300,000	21,220	39,000	28,240
Executive Vice President and	2004	371,500	230,000	20,448	52,000	28,287
Chief Financial Officer	2003	358,000	275,000	18,874	52,000	26,529
Gerald A. Benjamin	2005	385,296	300,000	21,220	37,500	28,697
Executive Vice President and	2004	368,500	245,000	20,448	50,000	28,735
Chief Administrative Officer	2003	355,000	275,000	18,874	50,000	27,082
Michael Racioppi	2005	340,275	320,000	21,220	37,500	25,293
President, Medical Division	2004	337,500	175,500	20,448	50,000	25,306
	2003	300,000	324,000	18,874	29,650	22,033

(1)	Represents (i) for Mr. Bergman in 2005, $9,885 of automobile expenses, $121,839 for the cost to us of providing administrative services to Mr. Bergman, $1,800 for the cost of providing telephone services, $6,549 for the cost of providing transportation services and $23,463 in legal fees we reimbursed Mr. Bergman in connection with the negotiation of the amendment to his employment agreement, (ii) for Mr. Bergman in 2004, $18,069 of automobile expenses and $27,379 for the cost to us of providing administrative services to Mr. Bergman, (iii) for Mr. Bergman in 2003, $16,945 of automobile expenses and $28,687 for the cost to us of providing administrative services to Mr. Bergman, and (iv) for all other Named Executive Officers an automobile allowance of $18,000 in each of 2005 and 2004 and $16,800 in 2003 and a cash award of $3,220 in 2005, $2,448 in 2004 and $2,074 in 2003, except for Mr. Breslawski who received a cash award of $3,067 in 2005 and $2,295 in 2004. The payments to Mr. Bergman are pursuant to the terms of his employment agreement, as amended, described below. Pursuant to the terms of Mr. Bergman’s employment agreement, Mr. Bergman received payments to cover the tax incurred resulting from his use of the Company provided automobile in amounts of $9,885, $18,069 and $16,945 for 2005, 2004 and 2003, respectively, which amounts are included as Other Annual Compensation.

(2)	The 2005 amounts shown in this column represent (i) matching contributions under our 401(k) plan of $11,173 for Mr. Bergman, $4,586 for Mr. Breslawski, $5,001 for Mr. Paladino, $4,960 for Mr. Benjamin and $4,375 for Mr. Racioppi, and (ii) excess life insurance premiums and SERP contributions of $7,998 and $49,202 for Mr. Bergman, $2,617 and $23,275 for Mr. Breslawski, $1,295 and $21,944 for Mr. Paladino, $1,970 and $21,767 for Mr. Benjamin and $1,721 and $19,197 for Mr. Racioppi. The 2004 amounts shown in this column represent (i) matching contributions under our 401(k) plan of $12,923 for Mr. Bergman, $5,303 for Mr. Breslawski, $5,783 for Mr. Paladino, $5,734 for Mr. Benjamin and $4,846 for Mr. Racioppi, and (ii) excess life insurance premiums and SERP contributions of $2,006 and $47,411 for Mr. Bergman, $2,006 and $19,230 for Mr. Breslawski, $1,282 and $21,222 for Mr. Paladino, $1,949 and $21,052 for Mr. Benjamin and $1,256 and $1,682 for Mr. Racioppi. The 2003 amounts shown in this column represent (i) matching contributions under our 401(k) plan of $10,241 for Mr. Bergman, $5,053 for Mr. Breslawski, $5,516 for Mr. Paladino, $5,468 for Mr. Benjamin and $4,361 for Mr. Racioppi, and (ii) excess life insurance premiums and SERP contributions of $2,388 and $45,758 for Mr. Bergman,

$1,549 and $17,926 for Mr. Breslawski, $1,470 and $19,543 for Mr. Paladino, $2,233 and $19,381 for Mr. Benjamin and $1,395 and $1,034 for Mr. Racioppi.

Option Grants in Fiscal 2005
      The following table sets forth information with respect to the options granted during fiscal 2005 to each of the Named Executive Officers and their potential realizable value at the end of the option terms assuming specified levels of appreciation of the common stock.

						Potential Realizable Value
						at Assumed Annual Rates
	Number of		Percent of			of Stock Price
	Securities		Total Options			Appreciation for
	Underlying		Granted to	Exercise or		Option Term(2)
	Options		Employees in	Base Price	Expiration
Name	Granted(1)		Fiscal Year (%)	($/Share)	Date	5%($)	10%($)

James P. Breslawski	37,500	(3)	2.18	39.43	3/8/2015	929,899	2,356,547
	20,000	(4)	1.17	42.58	9/22/2015	535,567	1,357,231
Steven Paladino	39,000	(3)	2.27	39.43	3/8/2015	967,095	2,450,809
Gerald A. Benjamin	37,500	(3)	2.18	39.43	3/8/2015	929,899	2,356,547
Michael Racioppi	37,500	(3)	2.18	39.43	3/8/2015	929,899	2,356,547

(1)	Each of these options becomes exercisable as to one-fourth of the shares subject to such options on each of the first, second, third and fourth anniversaries of the date of grant, subject to acceleration under certain circumstances.

(2)	The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the price of our common stock.

(3)	Options granted on March 8, 2005.

(4)	Options granted on September 22, 2005 in connection with Mr. Breslawski’s appointment as President of the Company.
Aggregated Option Exercises in Last Fiscal Year and Fiscal 2005 Year-End Option Values
      The following table summarizes the options exercised by the Named Executive Officers in fiscal 2005 and the number of all shares subject to options held by the Named Executive Officers at the end of fiscal 2005, and their value at that date if they were “in-the-money.”

			Number of Securities	Value of Unexercised
	Shares Acquired		Underlying Unexercised	In-the-Money Options at
	on Exercise	Value Realized	Options at Fiscal Year-End	Fiscal Year-End ($)(1)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

James P. Breslawski	—	—	178,833/111,667	4,943,466/888,374
Steven Paladino	28,000	865,498	275,667/95,333	7,693,372/901,845
Gerald A. Benjamin	72,138	1,929,178	131,377/91,667	3,137,506/867,174
Michael Racioppi	58,460	1,606,609	93,833/91,667	2,028,965/867,174

(1)	Represents the difference between the aggregate exercise prices of such options and the aggregate fair market value of the shares issuable upon exercise.
Supplemental Executive Retirement Plan
      We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Savings Plan due to certain limits imposed under the Code and who have base compensation in excess of $200,000. The SERP provides for various vesting schedules based on the timing of the contribution; vesting will also occur upon a participant’s death, disability or attainment of age 65 while employed or upon a change in control. Investment return on the contributions is generally based on the investment performance of the matching contributions held in our 401(k) Savings Plan. A participant’s vested SERP benefit is paid in a lump sum following a termination of employment (subject to a six month delay in certain instances) or a change in control.
Employment Agreements

Chief Executive Officer
      The Company and Stanley M. Bergman entered into an employment agreement, dated as of January 1, 2003, as amended on December 16, 2005 (the “Employment Agreement”), providing for his continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2008, subject to successive three-year extensions as provided in the Employment Agreement. Mr. Bergman’s annual base salary is set in accordance with the terms of Mr. Bergman’s Employment Agreement. In addition, the Employment Agreement provides for incentive compensation to be determined by the Compensation Committee or the Board of Directors. The Employment Agreement also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers. We provide Mr. Bergman with the use of an automobile and expenses related thereto and other miscellaneous benefits and in certain termination events, Mr. Bergman is entitled to use of the automobile for a limited period after termination. If Mr. Bergman’s employment with us is terminated: (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and all benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of Mr. Bergman’s average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by us if we had continued contributions until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each pension plan. If Mr. Bergman resigns within one year following a change in control of the Company or if Mr. Bergman’s employment is terminated by us without cause within one year following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by us if we had continued contributions thereunder until the expiration of the full term of the Employment Agreement, less Mr. Bergman’s vested account balance or accrued benefits under each pension plan upon a change in control, all unvested outstanding stock options and shares of restricted stock shall become fully vested. If the payments described in the preceding sentence or any other amounts owed to Mr. Bergman are subject to the excise tax imposed by Section 4999 of the Code, we will pay Mr. Bergman an additional amount such that the amount retained by him, after reduction for such excise tax, equals the amounts described in the preceding sentence prior to imposition of the excise tax. Unless the Employment Agreement is terminated for cause or pursuant to Mr. Bergman’s voluntary resignation, we will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of the Employment Agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths, and coverage for his children continuing until the earlier of the date they reach the age of 28 or when they complete graduate studies. Mr. Bergman is also subject to restrictive covenants while he is employed by us and for specified periods of time thereafter.

Other Named Executive Officers
      We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with: (i) severance pay equal to 300% of the sum of the executive’s then base salary and target bonus, (ii) a pro rata annual incentive award at a target level for the year in which termination occurs, (iii) immediate vesting of all outstanding stock options and non-qualified retirement benefits, (iv) elimination of all restrictions on any restricted or deferred stock awards, (v) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vi) continued participation in all of our welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (a) within 90 days prior to a change in control or (b) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will pay the executive an additional amount such that the amount retained by the executive after reduction for such excise tax equals the amount to be paid to the executive prior to imposition of the excise tax.
Certain Relationships and Related Transactions
      In September 1994, the Company and Marvin Schein, a director and stockholder of the Company, amended and restated the terms of a consulting agreement (the “Consulting Agreement”), providing for Mr. Schein’s consulting services to us from time to time with respect to the marketing of dental supplies and equipment. The Consulting Agreement provides Mr. Schein with a current compensation of $308,250 per year, which annual compensation will increase by $25,000 every fifth year. The next compensation increase is due to take effect on August 1, 2007. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either our employees or our senior executive officers (excluding our 1994 Stock Incentive Plan, as amended) that Mr. Schein’s spouse and his children (until they reach the age of 21) will be covered by our health plan and that we will provide Mr. Schein with the use of an automobile and expenses related thereto. In connection with his consulting services, we provide Mr. Schein with the use of an office and related services, some of which may be for personal use. We estimate the cost to us of such office and services in the aggregate is less than $10,000 annually.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2005:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
      The Compensation Committee has responsibility for the philosophy, competitive strategy, design and administration of the Company’s compensation program for its executive officers (including the Named Executive Officers). The Committee seeks to ensure that the executive officer compensation program is competitive in level and structure with the programs of comparably sized businesses, is supportive of the Company’s financial and operating objectives, reflects individual responsibilities and performance and is aligned with the financial interests of the stockholders. The Committee has retained the services of an independent executive compensation consulting firm for advice regarding the competitive structure and administration of its executive officer compensation program.
Philosophy and Program Components
      The Company’s executive officer compensation program is designed to enable the Company to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to compensate them based on their responsibilities and performance, the Company’s performance and on the longer term value they create for the stockholders in a manner consistent with competitive practices. The components of the executive officer compensation program consist of base salary, annual bonuses paid under the Company’s annual Performance Incentive Plan (“PIP”), or, with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan (formerly known as the 2001 Section 162(m) Cash Bonus Plan), automobile allowances and periodic discretionary equity grants (including the use of stock options and restricted stock with cliff and performance vesting) and participation in our Supplemental Executive Retirement Plan (“SERP”) and other benefits and perquisites.
      The Company measures the competitiveness of its executive officer compensation program relative to the practices of other companies with annual revenues comparable to those of the Company and with companies in its industry. These include but are not limited to the Peer Group cited in the stock performance graph. The Committee generally seeks to set salaries approximating the 50th percentile range of salaries at such comparable companies. The Committee also seeks to structure annual PIP award opportunities so that an officer’s salary plus annual bonus will fall within the 50th to 75th percentile range of competitive practices, depending on both the Company’s achievement of annual financial performance targets established by the Committee, in consultation with the Company’s senior management, at the start of the year and the individual achievements of the officer, as evaluated against pre-established goals and objectives. Similarly, equity grants are made with reference to equity granting practices for companies with comparable annual revenues.
Base Salary
      The Company annually reviews officer salaries and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. Salary increases are generally approved and implemented during the first quarter of the calendar year. The 2005 annual salaries of the Named Executive Officers, excluding Mr. Bergman, the Company’s Chief Executive Officer, were increased by an average of 4.7% over annualized 2004 levels.
Annual Incentive Compensation
      Annual incentive compensation for each of the Company’s executive officers, other than Mr. Bergman, for each year is paid under the PIP for such year, the components of which are designed to reward the achievement of pre-established corporate, business unit and individual performance goals so as to compensate the Company’s senior officers for both their individual performance and business unit financial results. At the beginning of each year, the Chief Executive Officer recommends to the Committee which officers should participate in the PIP for that year and, upon approval by the Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Committee, the PIP’s performance goals for executive officers, subject to the Committee’s approval, and determines such goals for participants who are not executive officers.

      PIP awards for 2005 performance for the Named Executive Officers, other than Mr. Bergman, were established at the beginning of 2005 and were based on (i) the Company’s 2005 earnings per share measured against pre-established standards (the “2005 EPS Target”), (ii) achievement of financial goals in their respective areas of responsibility and (iii) achievement of individual objectives. During the first quarter of 2006, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers, against the PIP performance goals that had been previously established and submitted proposed PIP awards for the participating officers to the Committee for approval.
      On February 16, 2006, the Committee, in exercising its discretion under the 2005 PIP, excluded certain losses attributable to the Company’s hospital operations (which was put up for sale by the Company during the third quarter of 2005) and the loss on the disposal of an immaterial non-core subsidiary from the calculation of EPS.
      PIP payments for 2005 for the four Named Executive Officers, other than Mr. Bergman, averaged 81.7% of salary. PIP awards for these individuals appear in the Summary Compensation Table in the column captioned “Bonus.”
Equity Based Awards
      The Company and the Committee believe that equity based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Committee continually evaluates the use of equity based awards and intends to continue to use such awards in the future as part of designing and administrating the Company’s compensation program. Options granted in February 2005 are shown above under the caption “Option Grants in Fiscal 2005.” Beginning in 2006, the Committee will grant both stock options and performance-contingent restricted stock awards to executive officers. The use of such awards provides award values consistent with past awards while using fewer shares overall, and links equity awards to the attainment of financial goals over multiple year performance periods.
Other Benefits and Perquisites
      The Company’s executive compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to executive officers’ 401(k) plan accounts, annual contributions to SERP accounts, company-paid medical benefits, automobile allowances and life insurance coverage. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Committee has approved these other benefits and perquisites as a reasonable component of the Company’s executive officer compensation program.
The Chief Executive Officer
      Mr. Bergman’s salary of $869,010 was set in accordance with the employment agreement between Mr. Bergman and the Company. The employment agreement also provides that Mr. Bergman’s bonus shall be expressed as a percentage of Base Salary in amounts determined by the Committee and based on performance criteria consistent with such performance and based on criteria as are applicable to other Company senior management. The Committee awarded Mr. Bergman an annual bonus of $1,200,984 with respect to 2005 performance which was based, on pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan. In making its bonus determination, the Committee certified the achievement of the 2005 PIP performance goals that were set in March 2005 and evaluated the Company’s 2005 EPS Target, the average bonuses earned by the Company’s executive officers (including the Named Executive Officers) in relation to their target bonus opportunities, and the organization’s strategic accomplishments during the year. On December 16, 2005, the Company’s Board of Directors approved an amendment to Mr. Bergman’s employment agreement. The amendment extended the employment term for an additional three-year period ending on December 31, 2008. The employment term may thereafter be extended for successive three-year periods on advance notice from either party. The amendment also increased

Mr. Bergman’s annual rate of base salary to $1,000,000, beginning January 1, 2006. See the caption “Employment Agreements” for a discussion of Mr. Bergman’s employment agreement, as amended.
Deductibility of Executive Compensation
      Section 162(m) of the Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named Executive Officers, unless such compensation is performance-based and paid pursuant to criteria approved by the stockholders. The Committee’s general policy is to preserve the federal income tax deductibility of compensation by qualifying such compensation for the performance-based compensation exception to the limitation on deductibility under Section 162(m) of the Code. The Committee may, however, approve compensation that may not be deductible if the Committee determines that such compensation is in the best interests of the Company. The stockholders approved the extension of the Company’s Section 162(m) Cash Bonus Plan at the 2005 Annual Meeting. Each year the Committee determines which key employees shall participate in the Section 162(m) Cash Bonus Plan.

THE COMPENSATION COMMITTEE
Barry J. Alperin, Chairman
Donald J. Kabat
Norman S. Matthews

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total stockholder return on $100 invested, assuming the reinvestment of all dividends, on December 29, 2000, the last trading day before the beginning of our 2001 fiscal year, through the end of fiscal 2005 with the cumulative total return on $100 invested for the same period in the Nasdaq Stock Market (U.S. companies) Composite Index and a peer group of companies we selected (the “Peer Group Index”). The companies in the Peer Group are Dentsply International Inc., Fisher Scientific International Inc., MSC Industrial Direct Co., Inc., Omnicare, Inc., Owens & Minor, Inc., Patterson Companies, Inc., PSS World Medical, Inc., Sybron Dental Specialties, Inc. and W.W. Grainger, Inc.
      In 2005, our Compensation Committee approved changes to the companies in the Peer Group Index. Accredo Health, Incorporated, D&K Healthcare Resources, Inc. and Priority Healthcare Corporation were removed because they were acquired in 2005. Caremark Rx, Inc. was removed because its market capitalization was approximately 47% of the total market capitalization of the peer group companies. Dentsply International, Fisher Scientific International and Sybron Dental Specialties were added because they are believed to be competitors and/or comparable companies.
      The graph also compares the cumulative total stockholder return to the former Peer Group Index.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG HENRY SCHEIN, INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX
ASSUMES $100 INVESTED ON DECEMBER 29, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2005

	December 29,	December 29,	December 28,	December 27,	December 25,	December 31,
	2000($)	2001($)	2002($)	2003($)	2004($)	2005($)

Henry Schein, Inc.	100.00	107.96	129.42	195.44	195.35	252.07
Peer Group Index	100.00	120.79	121.51	159.80	200.69	215.17
Former Peer Group Index	100.00	121.04	119.73	157.33	199.20	241.43
NASDAQ Market Index	100.00	79.71	55.60	83.60	90.63	92.62

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
      Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman as our independent registered public accounting firm for the fiscal year ending December 30, 2006, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO Seidman will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.
Audit Fees
      The following table summarizes fees billed to us for fiscal 2005 and for the fiscal year ended December 25, 2004:

	Fiscal 2005	Fiscal 2004

Audit Fees — Annual Audit and Quarterly Reviews	$3,327,550	$3,523,339
Audit-Related Fees	54,860	308,950
Tax Fees: —
Tax Advisory Services	655,580	265,067
Tax Compliance, Planning and Preparation	964,520	898,355
All Other Fees	—	—

Total Fees	$5,002,510	$4,995,711

      In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO Seidman for the audit of our annual financial statements including in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including services in connection with employee benefit plan audits, consultation on acquisitions and, in 2004, services related to a debt offering memorandum. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. There were no “all other fees” in fiscal 2004 or fiscal 2005.
      The Audit Committee has determined that the provision of all non-audit services by BDO Seidman is compatible with maintaining such accountant’s independence.
      All fees paid by us to BDO Seidman were approved by the Audit Committee in advance of the services being performed by such independent accountants.

      Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, previously filed.
      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO SEIDMAN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.
      The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and who satisfy the other requirements of such listing standards, including, without limitation, the requirement that one director qualify as an “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, and that is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.
      Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.
      The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. Effective in 2004, the independent registered public accounting firm also audits, and expresses an opinion on, management’s process to assess the Company’s internal control over financial reporting as well as on the design and operating effectiveness of those controls.
      The independent registered public accounting firm’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders.
      The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s independent registered public accounting firm. During fiscal 2005, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning services.
      The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.
      On an as needed basis, the Audit Committee meets privately with both the independent registered public accounting firm and the Company’s internal auditors, each of whom has unrestricted access to the Committee. The Audit Committee also appoints the independent registered public accounting firm, approves in advance its engagements to perform audit and any non-audit services and the fee for such services, and periodically reviews its performance and independence from management. In addition, when appropriate, the Audit

Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.
      The Audit Committee reviewed the Company’s audited financial statements for fiscal 2005 as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO Seidman, LLP (“BDO Seidman”), the Company’s independent registered public accounting firm, to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 31, 2005.
      The Audit Committee has received from BDO Seidman the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with BDO Seidman their independence from the Company and its management. The Audit Committee also received reports from BDO Seidman regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO Seidman and management. There were no differences of opinion reported between BDO Seidman and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee discussed with BDO Seidman all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO Seidman all communications and information concerning its audit of the Company’s assessment of internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2.
      Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005.

THE AUDIT COMMITTEE
Donald J. Kabat, Chairman
Barry J. Alperin
Philip A. Laskawy

      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.
VOTING OF PROXIES AND OTHER MATTERS
      The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.
      The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.
      A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 8, 2006 at our headquarters located at 135 Duryea Road, Melville, New York 11747.
ANNUAL REPORT ON FORM 10-K
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, facsimile number: (631) 843-5975. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.
STOCKHOLDER PROPOSALS
      Eligible stockholders wishing to have a proposal for action by the stockholders at the 2007 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than December 14, 2006. It is suggested that any such proposals be submitted by certified mail, return receipt requested.
      Under our Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2007 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2007 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of April 3, 2007 and the date that is 75 days prior to the date of the 2007 Annual Meeting.
      Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2007 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

:	VOTE BY INTERNET OR TELEPHONE	'
QUICK***EASY***IMMEDIATE
HENRY SCHEIN, INC.
•	You can now vote your shares electronically through the Internet or the telephone anytime until 5:00 p.m. Eastern Daylight Time on May 17, 2006.
•	This eliminates the need to return the proxy card.
•	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.
TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com
Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.
TO VOTE YOUR PROXY BY MAIL
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.
TO VOTE YOUR PROXY BY TELEPHONE
1-866-894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares. (Telephone proxies are available for residents of the U.S. only.)
PLEASE DO NOT RETURN THE CARD BELOW IF YOU VOTED
ELECTRONICALLY
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

Please mark your votes like this ☒

1.	PROPOSAL TO ELECT THIRTEEN DIRECTORS FOR TERMS EXPIRING IN 2007.

(01) Stanley M. Bergman, (02) Gerald A. Benjamin, (03) James P. Breslawski, (04) Mark E. Mlotek, (05) Steven Paladino, (06) Barry J. Alperin, (07) Paul Brons, (08) Dr. Margaret A. Hamburg. (09) Donald J. Kabat, (10) Philip A. Laskawy, (11) Norman S. Matthews, (12) Marvin H. Schein and (13) Dr. Louis W. Sullivan.	FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW:

2.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

COMPANY NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:	Signature:	Date:

Please sign above exactly as your name appears on this Proxy. Where shares are held by joint tenants, both should sign. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing as a corporation, an authorized person should sign in full corporate name. If signing as a partnership, an authorized person should sign in full partnership name.

PLEASE SUBMIT YOUR PROXY TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO SUBMIT YOUR PROXY.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
HENRY SCHEIN, INC.
135 Duryea Road, Melville, New York 11747
This Proxy is solicited on behalf of the Board of Directors
     The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. (the “Company”) held of record by the undersigned on April 7, 2006, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Thursday, May 18, 2006 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy. The Board of Directors recommends a vote “FOR” the proposals listed on the reverse side.
     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
SEE REVERSE SIDE